Financial Highlights Q1 FY 2003

	Guidance vs.	Actual
Net Sales	$208 million	$210 million
Gross Margins	48.4%	48.8%
SG&A	39.8%	38.2%
Net Income from Cont. Ops.	$5.7- 6 million	$8.3 million
EPS from Cont. Ops. (diluted)	$0.12	$0.17
Same Store Sales	-3-4%	(2%)

Financial Strength

- Strong balance sheet
- Great cash flow even in tough economic environments
- Low debt to equity ratio
- Ability to react quickly to economic trends

Financial Goals for FY 2003

- Manage inventory levels conservatively
- Continue to control expenses
- Control promotional activity

Guidance for FY 2003

- Positive same store sales increases
  - +1-2 percent 2nd Quarter
  - +1–3 percent in the second half
  - +1 percent for the year
- Gross Margins to improve by approximately 220 bps

Guidance for FY 2003 (cont.)

- EPS to increase to $1.15 for FY 2003
  2nd quarter—$0.23 vs ($0.02)*
- Increased original guidance for Q2 from $0.17 to $0.23 per diluted share
- Capital expenditures will approximate $40–50 million
- EBITDA to total approximately $126 million

Fiscal 2003 Guidance
Represents only Continuing Operations

	Full Year	2nd Quarter
Net Sales	$925 million	$230 million
Gross Margin	51.2%	49.2%
Selling, General & Administrative Expenses	$347.9 million	$ 86 million
Depreciation	$ 36.8 million	$ 9.1 million
Interest	$ 2.2 million	$ .6 million
Pre-tax Earning	$ 86.7 million	$17.3 million
Taxes	$ 30.3 million	$ 81 million
Net Incom	$ 56.4 million	$ 11.3 million
EPS per diluted share	$ 1.15	$ 0.23
Number of shares	49 million	49 million